EXHIBIT 99.1

PR DRAFT R5 Dr Sutton Research 2June2022

BIOADAPTIVES SPONSORS COVID-19 LONG HAULER SURVEY

Independent Medical Researcher to Survey use of Company Products to Relieve “Brain Fog” and other symptoms.

Las Vegas, Nevada –June 2, 2022. BioAdaptives, Inc. (OTCMkts: BDPT) announces its sponsorship of the COVID Long Haul Survey conducted by independent medical researcher, Regina Sutton, M.D., Gilbert, Arizona. Dr. Sutton, who previously summarized her successful use of PluriPain® to control her own severe pain, “brain fog” and fatigue due to GDD (see PR February 24, 2022), will study the effects of Bioadaptives’ nutraceuticals in the management of chronic symptoms associated with COVID – 19 infections. Bioadaptives will provide free products and ancillary services to support Dr. Sutton’s survey and will have the right to republish any reports generated by Dr. Sutton regarding this project.

Edward Jacobs,M.D., CEO of Bioadaptives, Inc. states, “According to the CDC, approximately 20% of persons with active COVID-19 infections do not achieve complete recovery and suffer chronic, debilitating effects for extended periods. Ongoing research, including studies of natural supplements, is searching for more effective ways to manage these “Long Hauler” symptoms. As a Sponsor for Dr. Sutton’s initiative, Bioadaptives will provide free samples of the-natural supplements, PluriPain®, PrimLungs™ and PrimiSleep™ for survey participants and provide other instrumental support for her work on this project.”

Dr. Sutton describes the reason for her survey of Long Hauler problems. “I am initiating this survey to see if we can find evidence that the natural supplement formulations, PluriPain®, PrimiLungs™ and PrimiSleep™, can also help to control Long Hauler symptoms. Independent researchers are studying some of the natural ingredients in these formulas because of their neuro-protective, anti-viral, anti-inflammatory and anti-oxidant properties, any or all of which may impact Long Hauler symptoms. From my personal experience, I’m interested in the Cascade Effect of the specific combinations of botanical and algal compounds in these products and the general application of TCM and Ayurvedic principles. The survey will begin enrolling volunteers this month and those interested in learning more about the survey and the use of natural supplements to manage these symptoms may register by visiting COVIDLongHaulSurvey.com.”

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About BioAdaptives, Inc.

BioAdaptives, Inc. manufactures and distributes natural plant- and algal-based products that improve health and wellness for humans and animals, with an emphasis on optimizing pain relief, anti-viral activity and immune system defense; resistance to stress; endurance; recovery from injury, illness and exercise; and anti-aging properties. The Company’s current dietary supplement formulations are carefully selected from the best world-wide sources and utilize proprietary methods of enhancing the bioavailability of nutrients. The products for horses and dogs have also demonstrated increased general health, competitive performance enhancement, rejuvenation effects, and pain relief, as well as providing improvements in appearance. Our current product line includes PrimiLungs™ and PluriPain® for humans and Equine All-in-One™ for horses. Additional human products, to be introduced soon, are designed to aid memory, cognition and focus; assist in sleep and fatigue reduction; and improve overall emotional and physical wellness. BioAdaptives’ common shares trade in the OTC market under the symbol BDPT. It has over 13,000 current shareholders. None of the statements about the Company’s products have been approved by the Food and Drug Administration. These products are not intended to diagnose, treat, cure or prevent any disease.” Additional information can be found at www.shopbioadaptives.com or in our SEC filings at https://www.sec.gov/cgi-bin/browse- edgar?company=bioadaptives&owner=exclude&action=getcompany

Safe Harbor Statement

This press release contains information that constitutes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements, trends, analysis, and other information contained in this press release including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," and other similar expressions of opinion, constitute forward-looking statements. Any such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from any future results described within the forward-looking statements. Risk factors that could contribute to such differences include those matters more fully disclosed in the Company's reports filed with the Securities and Exchange Commission. The forward-looking information provided herein represents the Company's estimates as of the date of the press release, and subsequent events and developments may cause the Company's estimates to change. The Company specifically disclaims any obligation to update the forward-looking information in the future. Therefore, this forward-looking information should not be relied upon as representing the Company's estimates of its future financial performance as of any date subsequent to the date of this press release.

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